Exhibit 4.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference made to our firm under the caption “Independent Registered Public Accounting Firm” in Part B of the Prospectus and to the use of our report dated January 20, 2015, in this Registration Statement (Form S-6 No. 333-200580) of Smart Trust, NASDAQ International Dividend Achievers Index Trust, Series 4.

/s/ Grant Thornton LLP

Chicago, Illinois

January 20, 2015